UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2005

EMBARCADERO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30293	68-0310015
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 California Street, Suite 1200, San Francisco, California 94111

(Address of principal executive offices, with zip code)

(415) 834-3131

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 24, 2005, Embarcadero Technologies, Inc., a Delaware corporation (“Embarcadero”) completed its previously announced acquisition of SHC Ambeo Acquisition Corp., a Delaware corporation (“SHC Ambeo”) by way of a merger under the terms of the Agreement and Plan of Merger and Reorganization, dated as of October 13, 2005 (the “Merger Agreement”), by and among Embarcadero, DSEC Merger Company, a Delaware corporation and a wholly-owned subsidiary of Embarcadero, SHC Ambeo, and Valerie Anderson as the representative of the stockholders of SHC Ambeo. Under the terms of the Merger Agreement, Embarcadero paid a total cash consideration of $6.15 million.

In connection with the acquisition, six key employees of SHC Ambeo accepting continued employment as non-officers with Embarcadero have received inducement grants for an aggregate total of 125,000 shares of restricted stock at a purchase price of $0.001 per share. The restrictions associated with the stock subject to these grants will lapse with respect to 25% of the shares after the first anniversary of the effective date of the merger and 75% of the shares after the second anniversary of the effective date of the merger, which vesting is also contingent upon continued employment with the Company.

On October 25, 2005, Embarcadero announced the completion of its acquisition of SHC Ambeo by press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this current report:

Exhibit No.	Description
99.1	Press Release, dated October 25, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMBARCADERO TECHNOLOGIES, INC.

Date: October 25, 2005	By:	/s/ Raj P. Sabhlok
Raj P. Sabhlok
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated October 25, 2005.